FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
August 8, 2006	Swank, Inc.
Taunton, MA 02708
(508) 822-2527

SWANK, INC.
NEW YORK, NY

SWANK, INC. REPORTS NET INCOME FOR THE

QUARTER AND SIX MONTHS ENDED JUNE 30, 2006

NEW YORK, August 8, 2006 -- John Tulin, President of SWANK, INC., (the “Company” or “Swank”) (OTC:SNKI), today reported net sales and operating results for the Company’s second quarter and six months ended June 30, 2006:

(In thousands except shares and per share)

	Three months Ended June 30		Six months Ended June 30
	2006	2005	2006	2005
Net sales	$26,447	$22,025	$48,614	$41,268

Income (loss) from operations before income tax and
non-recurring item	1,001	89	1,025	(857)

(Gain) on termination of real property lease	-	-	-	(75)
Income tax provision	25	-	25	-

Net income (loss)	$976	$89	$1,000	$(782)

Share and per share information:

Basic weighted average common shares outstanding	5,774,067	5,539,157	5,757,135	5,530,823

Basic net income (loss) per common share outstanding	$.17	$.02	$.17	$(.14)

Fully diluted weighted average common shares outstanding	6,115,863	6,092,309	6,115,889	5,530,823

Fully diluted net income (loss) per common share outstanding	$.16	$.01	$.17	$(.14)

        The Company’s net income for the quarter ended June 30, 2006 was $976,000 compared to net income of $89,000 for the corresponding quarter last year. For the six-month period, the Company’s net income was $1,000,000 compared to a net loss of $782,000 for the six months ended June 30, 2005.

        Net sales for the quarter ending June 30, 2006 were $26,447,000, an increase of $4,422,000 or 20% compared to the quarter ending June 30, 2005. For the six-month period ending June 30, 2006, net sales totaled $48,614,000, an increase of $7,346,000 or 18% compared to the corresponding period last year. The increase during both the quarter and six-month periods was principally due to increased shipments of the Company’s jewelry and belt merchandise and a more favorable adjustment for customer returns, offset in part by increases in in-store markdown expenses. Net sales of the Company’s men’s jewelry merchandise increased 13% and 31% during the quarter and six-month periods ending June 30, 2006, respectively, compared to the corresponding prior year periods. These increases reflect the continued strong demand for both the Company’s private label and branded jewelry collections that has

SWANK, INC., AUGUST 8, 2006, PAGE 2

been driven largely by men’s fashion trends. Belt net sales increased 29% and 24% for the quarter and six-month periods, respectively, due mainly to increases in certain private label shipments in connection with both new business opportunities and expansion of market share associated with existing programs. During the quarter, we commenced significant shipments of our new Nautica collection of men’s accessories and further enhanced our position at several major retailers, substantially increasing both private label and branded merchandise shipments to those accounts.

        Included in net sales for both the quarter and six months ending June 30, 2006 and 2005, are annual second quarter adjustments to record the variance between customer returns of prior year shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. This adjustment increased net sales by $1,248,000 for the three-month and six-month periods ended June 30, 2006, compared to $814,000 for the comparable periods in 2005. The Company’s actual return experience during both the spring 2006 and spring 2005 seasons was better than anticipated principally due to lower than expected returns for men’s belts and personal leather goods. During the past few seasons, the Company has reduced customer returns by assisting retailers in promoting excess and discontinued merchandise following the holiday season to accelerate retail sales of these goods.

        Gross profit for the quarter ending June 30, 2006 increased $1,317,000 or 18% and for the six-month period, increased $2,500,000 or 18%, in each case as compared to the corresponding periods last year. Gross profit expressed as a percentage of net sales for the quarter was 33.3% compared to 34.0% last year and, for the six-month period, increased to 33.2% from 33.0% compared to the same period in 2005.  The increase in gross profit during both the quarter and six-months ending June 30, 2006 was primarily due to increases in net sales, reductions in certain inventory-related expenses, and the annual returns adjustment, offset in part by lower average initial margins, principally for men’s belts. The reduction in belt average initial margin is mainly associated with a number of certain new private label programs shipped during the quarter and six-month period which generally carried somewhat lower initial markups compared to branded merchandise. However, the net margins on these merchandise collections are typically comparable to that of other programs since such merchandise is frequently less promotional than branded products and is not subject to royalty or other license-related obligations. The decrease in inventory-control costs is due mainly to a reduction in markdowns associated with sales of out of line belts, as well as lower import-related costs associated with the Company’s efforts to reduce shipping and other inventory procurement expenses.

SWANK, INC., AUGUST 8, 2006, PAGE 3

        Commenting on the results for the quarter and year to date periods, John Tulin, President, said “The Company’s positive results for the quarter and year reflect stronger sales stemming from the growth of our business through exciting new brands and merchandise collections, as well as from market-share gains with established customers. During the second quarter, we began shipping our new Nautica collection of men’s accessories, and we expanded our position with certain retailers, particularly in our belt product line. We also look forward to shipping our new Donald Trump collection of men’s jewelry, our Ted Baker collection, and our Chaps line of men’s jewelry and gifts later this fall. While we are cautiously optimistic with regard to the upcoming holiday season, we are planning conservatively as we remain concerned over the effects that higher energy prices and the ongoing conflicts in the Mideast could have on consumer spending later this year.”

        Certain of the preceding paragraphs contain forward-looking statements which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company’s actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

        Swank designs and markets men’s jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names “Kenneth Cole”, “Tommy Hilfiger”, “Geoffrey Beene”, “Nautica”, “Claiborne”, “Guess?", “Chaps”, “Pierre Cardin”, “Field & Stream”, “City of London”, “Ted Baker”, and “Swank”. Swank also distributes men’s jewelry and leather items to retailers under private labels.

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